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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 23, 2002, except for Note 16, as to which the date is March 18, 2002, and Notes 1, 2, 7, 12 and 15, as to which the date is August 20, 2002, and Note 17, as to which the date is October 10, 2002, relating to the consolidated financial statements, which is included in Nabors Industries Ltd.'s Current Report on Form 8-K dated October 10, 2002. We also consent to the incorporation by reference of our report dated January 23, 2002 relating to the financial statement schedule, which appears in Nabors Industries, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Houston, Texas
December 27, 2002